UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2005

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50307 (Commission File Number)	13-3711155 (IRS Employer Identification No.)

7005 Southfront Road, Livermore, CA (Address of Principal Executive Offices)	94551 (Zip Code)

Registrant’s telephone number, including area code: (925) 290-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 24, 2005, the Compensation Committee of the Board of Directors of FormFactor, Inc. (the “Company”) approved a Key Employee Bonus Plan under which eligible employees (including all of the Company’s named executive officers) will have the potential to receive cash bonuses. The bonuses will be based on the Company achieving revenue, operating profit, on-time delivery and new factory ramp-up performance targets, as well as on individual performance. Awards will be measured and paid on an annual basis. The target bonus amount may be different for any individual, but ranges from 10% to 100% of base salary. In order for a participant in the bonus plan to receive the bonus, the Company must achieve certain minimum revenue and operating profit goals. Participants will have the potential to receive increasing bonus amounts if the Company exceeds the performance targets, up to a maximum of 200% of the target bonus.

     The following table sets forth, for each of the Company’s named executive officers, the target bonus for 2005 under the Key Employee Bonus Plan:

	2005 Target
Name and Principal Position	Bonus
Dr. Igor Y. Khandros	$345,000
Chief Executive Officer
Joseph R. Bronson	$300,000
President and Member of the Office of the Chief Executive Officer
Benjamin N. Eldridge	$164,500
Senior Vice President of Development and Chief Technical Officer
Ronald C. Foster	$192,500
Chief Financial Officer
Yoshikazu Hatsukano	$137,634	(1)
Senior Vice President of Asia-Pacific Operations and President of FormFactor K.K.
Jens Meyerhoff	$238,000
Senior Vice President of Operations
Peter B. Mathews	$141,000
Senior Vice President of Worldwide Sales

(1)	The U.S. dollar equivalent of the target bonus, which is to be paid to Mr. Hatsukano in Japanese Yen, is calculated using the exchange rate at March 24, 2005 of one U.S. dollar to 106.26 Japanese Yen.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.
Date: March 30, 2005	By:	/s/ STUART LOWELL MERKADEAU
		Name:	Stuart Lowell Merkadeau
		Title:	Sr. VP, General Counsel and Secretary